Exhibit 99.1

Mannatech Announces New Senior Vice President and General Counsel

Coppell, TX – August 29, 2006 – Mannatech, Inc. (NASDAQ MTEX) announced today it has entered into a two year employment agreement with Mr. B. Keith Clark, to serve as its Senior Vice President and General Counsel effective August 28, 2006.

From 2004 until August 2006, Mr. Clark served as Senior Vice President and General Counsel for Metromedia Restaurant Group, a subsidiary of Metromedia Company which is one of the largest privately-held companies in the United States with holdings in the hospitality, energy, and telecommunications industries. From 1997 to 2004, Mr. Clark was employed by Pizza Inn, Inc., a publicly-traded international restaurant franchising company (NASDAQ symbol PZZI), and from 2002 to 2004, served as its Senior Vice President – Corporate Development, General Counsel and Secretary. Mr. Clark received a B.S. degree with honors in Political Science from Texas Christian University in Fort Worth, Texas and received an M.B.A. and his Juris Doctor from the University of Texas at Austin, in Austin, Texas. In addition, Mr. Clark also is a member of the Board of Directors of several non-profit organizations.

Sam Caster, Chairman and Chief Executive Officer of Mannatech, stated “We are extremely pleased to announce the addition of Keith Clark to our management team. Keith brings not only an extensive background in legal affairs, but he also has a proven record of business success as well. We are fortunate to have attracted Keith as we continue to enhance our global presence.”

About Mannatech

Based in Coppell, Texas, Mannatech, Incorporated is a wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical products and weight management products, which are sold through independent associates and members operating throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, and Germany.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “confidents,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the Securities and Exchange Commission and cautions that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and planned growth. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, but cautions to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell

Investor Relations

972-471-6512

ir@mannatech.com

Corporate website:www.mannatech.com